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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

This is an Employment Agreement ("Agreement") dated September 10, 2001, between you, James M. Bannantine, a resident of the State of Texas, and Dorsal Networks, Inc., a Delaware corporation ("Dorsal" or the "Company"). Whereas the Company desires to employ you and to assure itself of your continued services, and you desire to be employed by the Company for the period set forth below, we both agree, in consideration of the following covenants and agreements, to be legally bound by the terms and conditions of this Agreement.

1.   Employment Term.

The Company agrees to employ you as its Chief Executive Officer. Additionally, you will be a member of the Board of Directors representing the class of common shareholders of the Company. You will begin your employment with the Company on September 10, 2001, which date is referred to as the Commencement Date in this Agreement. Your employment will end after this initial four-year period, unless terminated earlier (see Termination, Section 6 below), or unless automatically renewed for an additional one-year period (As used in this Agreement, "Term" shall mean the initial four-year period and any renewal periods.) No later than sixty (60) days before the expiration of the Term, the parties shall negotiate in good faith relative to the terms and conditions of Section 4 to renew this Agreement based upon the performance of the Company and you during the Term.

2.   Employee Representations.

You make the following representations and guarantees about your ability to enter this Agreement and to comply with its terms and conditions: that you enter this Agreement voluntarily, and that your employment under this Agreement, except to the extent acknowledged in this Subsection, will not conflict with any legal duties owed to others, or with any other agreement to which you are a party or by which you are bound, including but not limited to any non-competition or non-solicitation clause contained in an earlier employment agreement. Furthermore, you represent that your outside activities will be contained and will not interfere with your ability to perform the duties required in this position. Notwithstanding the foregoing, nothing herein shall prevent you from serving on charitable boards or committees, so long as such activities do not significantly interfere with the performance of your responsibilities hereunder.

3.   Duties and Extent of Services.

As Chief Executive Officer and a member of the Board of Directors, you will devote substantially all of your business time, attention, and efforts diligently performing to the best of your ability all of the duties required in this position, according to the direction and under the supervision of the Board of Directors, and in compliance with all Company policies. You will also serve in such other positions or offices of the Company or its subsidiaries as the Board of Directors shall determine.


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4.   Compensation.

You will receive the following compensation package to take effect on the Commencement Date:

     a. A base salary of $350,000 per annum. This salary is effective and payable beginning on the Commencement Date, or upon the renewal of this Agreement, and will be paid to you in accordance with the Company's payroll policy. The Board of Directors will review your base salary annually.

     b. Under the terms and conditions of the Dorsal Networks, Inc. 2000 Equity Compensation Plan (the "Plan"), and any other terms and conditions that the Board may impose under the Plan, such other terms and conditions being imposed consistent with Section 13 of the Plan, you will be eligible to join the Company's Equity Compensation program. Pursuant to the terms of the Plan, you will receive options to purchase an amount of shares of the Company's common stock representing 5.00% of the Company's outstanding share capital as of the close of its Series B financing ("Option Grant"). If the Company issues more shares in connection with its Series B financing than is indicated on the capitalization table provided to you, you will receive additional options so that your equity in the Company equals 5% at the final closing of the Series B financing. Options are immediately exercisable as of the Commencement Date. After exercise, the shares purchased by your exercising options will vest as follows:
          Twenty-five percent (25%) of the shares purchasable with the Option Grant will vest on your Commencement Date, but will be subject to divestiture as set forth below and will be held in escrow by the Company until the first anniversary of your Commencement Date ("Vested Shares"). Pursuant to the terms of this Agreement and the escrow agreement, on the first anniversary of your Commencement Date the Company will release the Vested Shares to you. The remainder will vest ratably, in an equal amount each month, for the 36-month period commencing the month after the first anniversary of your Commencement Date. If shares received through these options are unvested when your employment with the Company terminates for any reason, the Company has the right to buy back the unvested shares at the same exercise price you paid for them within thirty (30) days of termination. You are responsible for obtaining your own tax and other legal and accounting advice in connection with the options.

          For your benefit, if you choose to exercise your options to purchase Vested Shares, we will set aside those shares in an escrow account, for which the Company will be the escrow agent. The terms of the escrow agreement, a copy of which has been provided to you ("Escrow Agreement") will provide relevant in part, that (i) if you are terminated Without Cause as defined in Section 6(d) within the first year of employment, the escrow agent will release the shares to you;
          (ii) if you are terminated for Cause as defined in Section 6(c) within the first year of employment, you forfeit any rights you may have to those shares so long as the Company pays you an amount equal to the exercise price you paid for those Shares within thirty (30) days of your termination; and (iii) if you terminate your

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          employment for Good Cause as defined in Section 6(e) within the first year of employment, one-half of the shares that are set aside in the escrow account will be released to you by the escrow agent and the Company may repurchase the remaining shares held in escrow at a price equal to the exercise price paid by you for those shares within thirty
          (30) days of the effective date of your termination. If you terminate your employment with the Company within the first year of employment for any reason other than Good Cause as defined in Section 6(e), you forfeit any rights you have to those shares so long as the Company pays you an amount equal to the exercise price you paid for those Shares within thirty (30) days of your termination. If the Company does not offer to repurchase the Shares within thirty (30) days of termination, the Company's repurchase right shall terminate. Upon the occurrence of (i), (ii) or (iii), the escrow agent will not release the shares absent the Company and you executing a definitive separation agreement which includes a mutual release.

          i. Change of Control. Notwithstanding the provisions of this Subsection, you shall have the following rights with respect to this option in the event of a Change of Control
               (as that term is defined in the Plan). First, if the surviving company does not assume the Plan, all unvested shares held by you shall automatically vest. Second, if, upon a Change of Control, the Plan is assumed by the surviving corporation, and within twelve (12) months of such Change of Control you are terminated Without Cause as defined in Subsection 6(d) below, then all unvested shares held by you under this option shall automatically vest on the day of termination. Finally, in the event a Change of Control occurs, the Plan is assumed by the surviving corporation, and within twelve (12) months of a Change in Control you resign for Good Reason as defined in Subsection 6(f) below, fifty percent (50%) of any remaining unvested shares held by you under this option shall automatically vest on the day of your resignation. Under no other circumstances shall you be eligible to receive automatic vesting in the event of a Change of Control.

          ii. Termination of Employment: The release of the Vested Shares in the event of Termination shall take place pursuant to the terms of the Escrow Agreement between you and the Company.

          iii. Loan. To assist you in exercising the Option Grant, the Company will provide you with an interest-bearing loan to acquire the shares that you may purchase therewith. Under the terms of the loan you will be required to repay any outstanding amount due the Company (a) within 30 days of the date of termination of your employment with the Company for any reason, or (b) within 180 days of (i) the Initial Public Offering of the Company's stock, or (ii) a Change of Control, whichever occurs earlier. You may repay the loan and any interest due thereon at any time prior to these events without any penalty.

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5.   Other Employee Benefits.

     a. General. You will be entitled to participate in any employee benefits programs and arrangements generally made available to executive officers by the Company or the Company's affiliates, such as pension plans, contributory and noncontributory welfare and benefit plans, disability plans, medical insurance, and death benefit and life insurance plans. Alternatively, the Company shall reimburse you for the cost of your current permanent Enron COBRA health and life insurance plans, provided that the cost to the Company of reimbursing you for your participation in those plans does not exceed the cost of providing you with coverage under the Company's health and life insurance plans. While you are an employee, the Company will provide, at the Company's expense, directors and officers liability insurance, in accordance with industry practice in the United States, and allow you three (3) weeks of annual leave per year in accordance with the Company's leave policies.

     b. Reimbursement of Expenses. While you are an employee, the Company will reimburse you for travel, entertainment, and other out-of-pocket expenses, provided the following requirements are met: (i) you incur the expense on the Company's behalf; (ii) the expenses result from the performance of your duties; (iii) the type and amount of expenses are like those customarily incurred by others in similar positions; (iv) you adequately account for the expenses, as required by the Internal Revenue Code; and (v) you timely provide copies of receipts for all expenses greater than twenty-five dollars ($25.00).

     c. Relocation. You will receive a comprehensive relocation package pursuant to the Company's relocation policy, a copy of which has been provided to you. The Company shall pay reasonable commuting costs between Baltimore and Houston and temporary housing (but not transportation) in the Baltimore-Washington area through June 30, 2002.

6.   Termination.

This Agreement and your employment with the Company may be terminated in any one of the following ways:

     a. Death. If you die during the term of this Agreement, this Agreement will automatically terminate and the Company will have no further obligations except those detailed in the Separation Pay subsection (Subsection 6(g) below);

     b.   Disability.

          i.   If you become permanently disabled (as defined in subparagraph
               (ii) below) during your employment, the Company has the right to terminate you with written notice, and such termination may be effective immediately or on such other future date as specified in the notice. Afterwards the Company will have no further obligations to you under this Agreement, except those detailed in this subsection 6(b) and in the

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               Separation Pay subsection (Subsection 6(g) below). For one year following the date of termination for permanent disability, the Board of Directors, in its discretion, may allow you to continue to participate in all benefit plans and programs, including pension and insurance, offered by the Company to its executive officers. After that year ends, your ability to continue participation in such plans, or to receive other coverage, will be determined by those plans and programs.

          ii. For purposes of this Agreement, "permanent disability" is defined in one of two ways. If the Company maintains a disability insurance policy that defines the term, and you are insured by that policy, that definition will apply to this Agreement. If the Company does not maintain such a policy, or the policy does not contain a definition of "permanent disability," then the term will be defined as any physical or mental disability or incapacity that renders you incapable of performing the essential functions of your job and its duties, as described in the Duties and Extent of Services section (Section 3 above), for a period of three (3) consecutive months or an aggregate of four (4) months during any one-year term of employment.

     c.   Cause.

          i. The Company may terminate you for Cause (as defined below) with written notice to you, effective immediately (unless a future effective date is specified in the Company's notice). After termination for Cause, the Company will have no further obligations to you under this Agreement. In addition, except as otherwise required by applicable law, the Board of Directors will determine if you will retain the right to participate in any benefit programs or plans. After you receive written notice of termination for Cause, you will have the opportunity to discuss the allegations with the Board within five (5) days prior to the Board making a final determination of the existence of Cause.

               The term "Cause" shall mean that the Board of Directors has found that that you have: (i) breached this Agreement; (ii) engaged in
               (a) criminal or quasi-criminal acts of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, commission of a felony or (b) proven job-related dishonesty;
               (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information; (iv) breached any non-competition or non-solicitation agreement between you and the Company; (v) willfully and continuously failed to substantially perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or (vi) allowed your outside activities to preclude you from performing your job functions as described herein and you have been unable to cure such deficiency within the ten

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               (10) day period immediately following the date on which the Board provides you with written notice of such deficiency.

     d. Without Cause. The Company may terminate you Without Cause and for any reason whatsoever upon thirty (30) days prior written notice. If, within your first twelve (12) months of employment, you are terminated Without Cause, subject to the terms and conditions of the Company's benefit plans and programs then in effect, the Company shall permit you to continue to participate in all benefit plans and programs offered to the Company's officers for a period equal to six (6) months or the remainder of the then-current term of this Agreement, whichever period is shorter. Any termination by the Company, other than termination for Cause, disability, or death, shall be considered termination Without Cause.

     e.   By Executive.

          i. You may also terminate your employment with the Company for any reason whatsoever, but in all cases upon thirty (30) days written notice to the Company. If you terminate your employment for Good Cause (as defined below), subject to the terms and conditions of the Company's benefit plans and programs then in effect, the Company shall permit you to continue to participate in all benefit plans and programs offered to the Company's officers for a period equal to three (3) months or the remainder of the then-current term of this Agreement, whichever period is shorter. If you terminate for a reason other than Good Cause, the Company will have no further obligations under this Agreement, and you will not be eligible to receive any severance compensation.

          ii. Under this Agreement, Good Cause means that you have terminated this Agreement thirty (30) days after the occurrence of any one of the following events, and the Company has failed to cure such event within the time period set forth in this Section 6(e)(ii):
               (a) any reduction in your base salary as set forth in this Agreement or thereafter increased as established by Section 4(a) above, unless such reduction is (1) pursuant to a change in the Company's compensation policies generally and (2) effects all of the executives with titles of Senior Vice President and higher, or (b) a material reduction in your job duties. In either of the above instances, however, you must promptly notify the Company in writing and in reasonable detail the basis for your resignation for Good Cause, and allow the Company twenty (20) business days in which to correct the circumstances prompting the resignation. The definition of Good Cause under this Section 6(e) shall not apply to a termination for Good Reason within the Window Period as defined in Section 6(f), below.

          f. Change of Control, Good Reason; Window Period. You may terminate your employment for Good Reason during the Window Period. For purposes of this Agreement, the "Window Period" shall mean the 12 months immediately following the event constituting a Change of Control. For example, if the Change

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               of Control were September 3, 2002, the Window Period would close on September 2, 2003. For purposes of this section, "Good Reason" shall mean:

          i. The assignment to you of any duties materially inconsistent with the duties or responsibilities as contemplated under Section 1 or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose a change in title or an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

          ii. Any failure by the Company to comply with any of the applicable provisions of Section 4, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; or

          iii. The Company requires you to be based at any office or location other than Columbia, Maryland for a period of in excess of sixty
               (60) consecutive days.

In any of the above instances, however, you must promptly notify the Company in writing and in reasonable detail the basis for your resignation for Good Reason and allow the Company twenty (20) business days in which to correct the circumstances prompting the resignation.

     g. Effect of Termination. Unless otherwise provided by this Agreement or the Plan, the Company will have no further obligations to you once your employment is terminated. You will continue to be bound by the Confidentiality, Return of Company Property (Section 7) and Unfair Competition (Section 8) sections of this Agreement after termination.

     h. Separation Pay. Upon any termination of this Agreement, you (or your estate or personal representative, as applicable) shall be entitled to receive all compensation earned (including all benefits and reimbursements accrued and due) through the effective date of termination, and all other amounts payable to you under this Agreement. Your right to receive any special separation pay is as follows: (i) if you are terminated for Cause, subject to the provisions of this Subsection (h), you will receive compensation for one (1) month, for a sum total equal to eight and three-tenths percent (8.3%) of your base salary as set forth in this Agreement or thereafter increased; (ii) if you are terminated Without Cause, subject to the provisions of this Subsection, you will receive compensation for twelve (12) months, paid monthly, for a sum total equal to your base salary as set forth in this Agreement or thereafter increased; and (iii) if your employment is terminated for Good Cause, you will receive compensation for six (6) months, paid monthly, for a sum total equal to fifty percent (50%) of your base salary as set forth in this Agreement or thereafter increased. The Company may require as a condition of receiving any separation pay that you sign a mutual release with the Company, a draft copy of which has been provided to you.


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7.   Confidentiality, Return of Company Property.

     a. Confidentiality. You acknowledge that, as an employee, you will have access to a wide range of confidential information of the Company. This includes information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, personnel records and practices, customer and client lists, and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them. You further acknowledge that such confidential information is a valuable and unique asset to the Company. Therefore, you agree that both during and after your employment with the Company, you will not disclose any confidential information of the Company to any person or entity, except as your job duties may require, without prior written authorization from the Board of Directors. This obligation does not apply to confidential information that becomes public knowledge, unless it becomes public through your breach of this Agreement, a violation of an existing confidentiality agreement with the Company by someone else, or a required disclosure by court order or applicable law.

     b. Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property (as that term is defined in the accompanying Proprietary Information and Inventions Agreement), and other property delivered to or compiled by you or at your direction by or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to the Company's discretion and control. Likewise, upon termination of your employment, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property, or future plans of the Company that you collect or obtain access to shall be delivered promptly to the Company without request.

8.   Unfair Competition.

     a. Non-Compete Covenant. You agree that during the term of this Agreement, and for a period equal to: one (1) year from the termination of your employment you shall not, directly or indirectly, for yourself or on behalf of or in conjunction with any other person, company, partnership, business, group, venturer, or other entity (each, a "Person"), without the prior written consent of the Company:

          i. engage, directly or indirectly, as an officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, in any business selling, marketing, or in providing any products or services, or in research and development for the

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               purposes of providing any products or services in competition with any aspect of any business of the Company over which you have had management responsibility within the United States (the "Territory") during your employment;

          ii. directly or indirectly, solicit, recruit, call upon or hire any Person who is, at that time, or who was at any time within the prior two (2) years, an employee of the company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company, although you may call upon and hire any member of your immediate family;

          iii. directly or indirectly, solicit, entice, induce or otherwise call upon any Person who is, at that time, or who has been, within the prior two (2) years, a customer of the Company within the United States, or in any other country in which the Company conducts a material amount of business, for the purpose of soliciting or selling products or services in competition with the Company; or

          iv. directly or indirectly, solicit, entice, induce or otherwise call upon any prospective acquisition candidate, on your own behalf or on behalf of any competitor of the Company, which candidate was either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity.

     b. Investments. Irrespective of Subsection 8(a) above, you may make and hold certain investments in the Company's competitors and not violate these competition restrictions. These investments must be held as shares that are actively traded on a national exchange or NASDAQ NMS, an over-the-counter market in the United States, or any recognized foreign exchange. Your investment may not exceed five percent (5%) of the competitor's outstanding securities, and such investment shall not relieve you of any of your obligations under this Agreement.

     c. Reasonableness. You agree that the foregoing covenants in this Section 8 impose a reasonable restraint on you in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company. You acknowledge that the covenants in this Section shall not prevent you from earning a livelihood upon the termination of your employment hereunder, but merely prevents unfair competition with the Company for a limited period of time. Notwithstanding the foregoing, it is your intent and the Company's intent that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company throughout the term of these covenants.

     d.   Severability of this Section. Each part and restriction of this
          Section 8 can stand alone and be enforced separately. If any part of this Section is unenforceable, the



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          other parts will not be affected. If a court found any of the restrictions to be unenforceable, the remainder will be enforced to the extent the court finds reasonable. This Agreement will then conform to the court's decision.

     e.   Company's Enforcement is not Limited. All of the covenants in this
          Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action you may assert against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

9.   Specific Performance.

You acknowledge that your services are of a special, unique, and extraordinary character, and in connection with such services, you will have access to confidential information vital to the Company's business. By reason of this, you consent and agree that if you violate any of the provisions of Section 7 or 8 of this Agreement relating to confidential information and unfair competition, the Company would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company. You hereby agree that the Company shall be entitled to have Sections 7 or 8 of this Agreement specifically enforced (including, without limitation, by injunctions and restraining orders) by any court having equity jurisdiction. Nothing in this Section, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from you.

10.  Complete Agreement.

This Agreement and its related documents (i.e., the Proprietary Information and Inventions Agreement and your offer letter of employment) contain all provisions and conditions relating to your employment. Any prior agreements, arrangements, or understandings you had are no longer valid or applicable. Any change to this Agreement must be made in writing and signed by both parties.

11.  Waiver.

Either party may waive a breach of this Agreement committed by the other. If this occurs, that waiver will not serve as a waiver of a later breach.

12.  Indemnity.

The Company shall provide you with indemnity and shall hold you harmless against judgments, fines, amounts paid in settlement, and reasonable expenses incurred by you in connection with the defense of any action or proceeding in which you are a party by reason of your position as Chief Executive Officer and a member of the Board of Directors of the Company, or for any acts or omissions made by you in good faith in the performance of any of your duties hereunder, including duties undertaken as an officer or director of any affiliated company or entity; provided, however, that such indemnity shall be consistent with Delaware law and with the provisions contained within the Company's By-laws and charter, or the affiliated company or

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entity's By-laws or charter, addressing the indemnification of its directors, officers and authorized representatives for actions of the nature described herein.

13.  Governing Law.

The laws of the State of Maryland govern the interpretation and enforcement of this Agreement. In determining the governing law, no reference shall be made to Maryland's choice of law provisions.

14.  Assignability.

You may not assign or transfer all or any portion of this Agreement without the Company's prior written permission. Any attempt you make to do so is null and void. The Company may transfer and assign this Agreement to any of the Company's successors, if necessary. The successors must assume all rights and obligations of this Agreement and will be bound by them.

15.  Severability of the Provisions of the Agreement.

If a court determines any part of this Agreement to be void or unenforceable, the remainder of the Agreement will still have its full effect.

16.  Delivery of Notices.

All notices permitted or required by the agreement must be in writing and delivered by one of these means, in each case with confirmation of receipt:

          o    In person;

          o    By telecopier;

          o    By courier service providing for next-day delivery; or

          o By registered or certified mail, return receipt requested, to the following addresses:

                            If to the Company:

                            9212 Berger Road
                            Columbia, Maryland  21046

                            If to you:

                            5847 San Felipe, Suite 1700
                            Houston, Texas  77057

Either party may change their address with written notice.

Notice is deemed given depending on the manner it is sent:

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          o    Personally - upon receipt;

          o    By telecopier - when telecopied;

          o By courier service - the next business day after deposit with the service; or

          o By certified or registered mail - three days after mailing with postage paid.

17.  Counterparts of the Agreement.

If this Agreement is executed in one or multiple counterparts, we both deem each to be an original. Together these counterparts will constitute one instrument.

As witnessed, both parties execute this employment agreement as of September __, 2001.

                                         DORSAL NETWORKS, INC.


                                         By: /s/ John Spirtos
                                            ------------------------------------
                                            John Spirtos

                                         Acting President

                                         /s/ James M. Bannantine
                                         ---------------------------------------
                                         James M. Bannantine

                               AMENDMENT AGREEMENT

     This AMENDMENT AGREEMENT, dated as of January ___, 2002, is made and entered into by and among Dorsal Networks, Inc., a Delaware corporation ("Dorsal") and James M. Bannantine ("Bannantine").

     WHEREAS, reference is made to the Agreement and Plan of Merger dated as of January __, 2002 (the "Merger Agreement"), among Corvis Corporation, a Delaware corporation ("Corvis"), Corvis Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Corvis ("Corvis Sub"), and Dorsal, providing for, among other things, the merger (the "Merger") of Corvis Sub with and into Dorsal, with Dorsal surviving the Merger as a wholly-owned subsidiary of Corvis and the Principal Stockholders, along with other stockholders of Dorsal, receiving shares of common stock of Corvis, $.01 par value per share ("Corvis Common Stock"), in exchange for shares of capital stock of Dorsal, in the manner provided in the Merger Agreement (capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement);

     WHEREAS, Bannantine and Dorsal are parties to that certain Employment Agreement, dated September 10, 2001 (the "Employment Agreement");

     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Bannantine and Dorsal have agreed to make certain provisions with respect to the amendment of certain terms of the Employment Agreement; and

     WHEREAS, the amendment of the Employment Agreement is a material term of the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations and warranties and agreements contained herein, the parties hereto agree as follows:

     1.   Amendments and Acknowledgments Regarding Employment Agreement.

          (a) Reference to Company. Effective as of the Effective Time (as defined in the Merger Agreement), the term "Company", as used in the Employment Agreement, shall mean the Surviving Corporation (as defined in the Merger Agreement).

          (b) Options. The first three (3) sentences of Section 4(b) of the Employment Agreement shall be deleted in their entirety and the following shall be inserted in lieu thereof:

     "Effective as of the Effective Time, and pursuant to the terms of Section
1.8 of the Merger Agreement, Corvis shall grant Corvis Options (as defined in the Merger Agreement) to Bannantine to purchase the number of shares of Corvis Common Stock set forth opposite Bannantine's name on Schedule II to the Merger Agreement which Corvis Options shall be subject to the terms of the 2000 Corvis Long Term Incentive Plan."

          (c) Change of Control. The parties hereby acknowledge and agree that the transactions contemplated by the Merger constitute a Change in Control for all purposes referenced in the Employment Agreement. However, Bannantine hereby acknowledges and agrees that notwithstanding the terms and conditions of Section 4(b)(i) of the Employment Agreement, for purposes of such Section 4(b)(i) only, the Merger will not, in and of itself, trigger any accelerated vesting of the Option Grant and accordingly Bannantine agrees to waive any accelerated vesting under Section 4(b)(i) solely as a result of the Merger. In addition, notwithstanding the fact that Corvis is not assuming the Plan (as defined in the Employment Agreement), for purposes of the third and fourth sentences of Section 4(b)(i), the condition of assumption of the Plan shall be deemed to have been satisfied.

          (d) Loans. Pursuant to the terms of Section 4(b)(iii) of the Employment Agreement, Dorsal agreed to provide you with an interest bearing loan to be used in connection with the exercise of the Option Grant granted to you under Section 4 of the Employment Agreement. In connection therewith, the second sentence of Section 4(b)(iii) shall be deleted in its entirety and the following shall be inserted in lieu thereof:

          "Under the terms of the loan you will be required to repay any outstanding amount due the Company (i) within thirty (30) days of the termination of your employment with the Company for any reason, or (ii) within one (1) year following the Effective Time, whichever occurs earlier."

          (e) Good Reason. The parties acknowledge that Dorsal will become a wholly-owned subsidiary of Corvis as a result of the Merger and Bannantine will therefore report to different persons and his responsibilities will be commensurate with his role as the CEO of a wholly-owned subsidiary of a public company rather then as the CEO of a privately held company (a "Change in Circumstances"). In connection therewith, Bannantine hereby acknowledges and agrees that notwithstanding the terms and conditions of Section 6(f)(i) of the Employment Agreement, the Change in Circumstances in connection with the Merger, shall not be deemed to be inconsistent with or in violation of Section 6(f)(i) of the Employment Agreement, and Bannantine hereby acknowledges and agrees that such Change in Circumstances in connection with the Merger shall not be reason for a Good Reason termination as set described in Section 6(f) of the Employment Agreement.

     2.   Miscellaneous.

     (a) Good Faith. Following the execution hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on the terms of an employment agreement between Bannantine and Corvis to replace the Employment Agreement as amended hereby.

     (b) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed and delivered on the date first above written.


                                       DORSAL NETWORKS, INC.


                                       By: /s/ Sanford C. Reback
                                          ___________________________
                                       Name:  Sanford C. Reback
                                       Title: Secretary and General Counsel

                                       /s/ James M. Bannantine
                                       ______________________________
                                       James M. Bannantine

November 18, 2002

James Bannantine
Corvis Corporation
7015 Albert Einstein Drive
Columbia, MD  21046

         Re:   Salary Reduction

Dear Jim:

         In response to recent market conditions, our Board of Directors has determined that it is necessary for Corvis to make a change in its compensation policies. This policy change will result in the reduction of your salary by ten (10%) percent from its current level.

         This letter will have the effect of amending your employment agreement to provide for this reduced salary; however, except as expressly set forth herein, it does not modify any other terms of your employment agreement. By signing in the space provided below, and in consideration of your continued employment and this year's annual option grant, you will have agreed to this amendment to your employment agreement, and to accept this salary reduction and waive any and all potential claims against the company, its officers, directors and employees, arising therefrom.

         Should you have any additional questions regarding the foregoing, please feel free to contact me.

Sincerely,

/s/ David Huber
David Huber
Chairman and CEO

                  Agreed and Accepted:

                   /s/ James Bannantine
                  ----------------------------
                  James Bannantine